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                                                                  EXHIBIT 99.1



                                     CONTACT:  Karla MacDonald
                                               Manager, Corporate Communications
                                               Creative BioMolecules, Inc.
                                               (617) 912-2953

            CREATIVE BIOMOLECULES SELLS OP-1 MANUFACTURING TO STRYKER

      Creative to Receive Increased Royalties and Approximately $20 Million

Hopkinton, MA, October 16, 1998-Creative BioMolecules Inc. (Nasdaq: CBMI) announced today the sale of its OP-1 manufacturing rights and facilities to Stryker Corporation (NYSE: SYK), the Company's partner in orthopaedic and dental reconstruction. The transaction preserves the Company's future income stream from OP-1 based orthopaedic and dental reconstruction products by providing Creative with increased royalties in lieu of the manufacturing profits anticipated under the prior agreement. The sale also significantly enhances Creative BioMolecules' near term cash flow through the expected receipt of approximately $20 million for the manufacturing assets and the elimination of manufacturing-related expenses and capital investments. After this transaction, Creative BioMolecules will have approximately $55 million in cash. This transaction, which is the culmination of discussions Creative BioMolecules initiated with Stryker earlier this year, is expected to close later this year.

After the transaction, Creative BioMolecules will focus internal research efforts on developing new tissue regeneration therapies in non-bone applications. The Company is a leader in the understanding of tissue formation and repair through the activity of morphogenic proteins. This technology has demonstrated clinical success in the bone-repair applications developed with Stryker, and has shown preclinical efficacy in several soft tissue applications, including injury or disease of the central nervous system, kidneys and other major organs. The Company will maintain pilot scale manufacturing and related development capabilities to support its future products.

"Following the transaction, Creative BioMolecules will have a strong cash position, near term royalty revenues, and a pipeline of therapies based upon a proven technology," commented Michael M. Tarnow, President and CEO of Creative BioMolecules. "We are excited about Creative's future."

Stryker began a modular PMA submission to the FDA in April of this year based on data from the 122 patient randomized prospective study that demonstrated that the OP-1 device group had comparable clinical success to the autograft group in healing non-union fractures of the tibia without the need for a second invasive procedure to harvest autograft bone from the hip. Data from several pilot studies recently presented at a scientific conference in Europe have indicated the potential utility of the OP-1 device in a broad array of orthopaedic applications.


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This news release includes forward-looking statements that involve risks and uncertainties. Factors which could cause actual results to differ from the Company's expectations include, without limitation, completion of this transaction, progress with regulatory submissions and reviews, manufacturing process development, validation and inspection, the timely receipt of regulatory clearances required for manufacturing and marketing of products and the other risks and uncertainties detailed from time to time in the Company's periodic reports.

Creative BioMolecules, Inc. is a discovery and development company focused on proprietary therapeutics for human tissue regeneration and restoration.

NOTE: Creative BioMolecules, Inc. makes available its latest news releases on the Internet at http://www.creativebio.com and at http://www.prnewswire.com or by facsimile by calling Fax On Demand at 1-800-758-5804, extension 212213.

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